Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “KINEX PHARMACEUTICALS, INC.”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF MAY, A.D. 2014, AT 9:58 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID RESTATED CERTIFICATE IS THE EIGHTH DAY OF MAY, A.D. 2014, AT 5 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3723385 8100	AUTHENTICATION: 1355112
140586993	DATE: 05-08-14

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:09 AM 05/08/2014 FILED 09:58 AM 05/08/2014 SRV 140586993 – 3723385 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KINEX PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Kinex Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Kinex Pharmaceuticals, Inc. (the “Corporation”), and the date of filing its original Certificate of Incorporation with the Secretary of State was December 17, 2012, as amended by that certain Certificate of Amendment filed on May 2, 2013.

2. That the Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the DGCL, setting forth a proposed amendment and restatement of the Certificate of Incorporation and declaring the same to be advisable; and this Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation, in accordance with the applicable provisions of the DGCL.

3. That the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Kinex Pharmaceuticals, Inc.

SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, City of Wilmington. County of New Castle, 19808. The name of the registered agent at such address shall be Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:

(a) Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is FIFTY MILLION (50,000,000) shares. Of these (i) FORTY-NINE MILLION NINE HUNDRED FOURTEEN THOUSAND (49,914,000) shares shall be shares of Common Stock, par value $.001 per share with voting rights (the “Voting Common Stock”); and (ii) EIGHTY-SIX THOUSAND (86,000) shares shall be shares of Common Stock, par value $.001 per share without voting rights (the “Non-Voting Common Stock”). The Non-Voting Common Stock and the Voting Common Stock are referred to collectively herein as the “Common Stock”.

(b) Reclassification of Series A Convertible Preferred Stock.

(i) Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “Effective Time”), each outstanding share of the Company’s Series A Convertible Preferred Stock existing prior to the Effective Time (the “Series A Preferred Stock”) shall without any action on the part of the holders thereof, automatically be reclassified as, and converted into, 1.1 fully paid and nonassessable shares of Voting Common Stock authorized pursuant hereto, with the rights, privileges and designations described herein.

(ii) At the Effective Time, the series of the Corporation’s preferred stock designated as Series A Convertible Preferred Stock shall be cancelled and reclassified as Voting Common Stock as set forth in this Article Fourth and the Certificate of Designation of Series A Convertible Preferred Stock filed with the Secretary of State on December 17, 2012, and amended by Certificates of Amendment, filed on August 6, 2013 and March 7, 2014, shall thereupon be eliminated.

(iii) Each stock certificate that, immediately prior to the Effective Time, represented shares of Series A Preferred Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Voting Common Stock into which the shares of Series A Preferred Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented Series A Preferred Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Voting Common Stock into which the shares of Series A Preferred Stock represented by such certificate shall have been reclassified.

(iv) At the Effective Time, each share of Series A Preferred Stock held in the treasury of the Corporation, if any, shall be retired.

(c) Common Stock.

(i) Voting. The holders of the Voting Common Stock shall exclusively possess all voting power and each share of Voting Common Stock shall have one vote per share. The holders of the Non-Voting Common Stock shall have no voting rights.

(ii) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

(iii) Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

FIFTH: The number of directors of the Corporation shall be determined in the manner prescribed by the bylaws of the Corporation. The election of directors need not be by written ballot unless the bylaws so provide.

SIXTH: The bylaws of the Corporation may be amended, modified, or repealed by a resolution adopted by the board of directors or stockholders of the Corporation, subject to any provision of law then applicable. The Corporation reserves the right to amend, modify, or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred in this Amended and Restated Certificate of Incorporation on the stockholders of the Corporation are granted subject to this reservation.

SEVENTH: The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by Section 145 of the DGCL, as the same exists or may be hereafter amended, any director or officer (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”). The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The amendment, modification or repeal of this Article Seventh shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, modification or repeal.

EIGHTH: Anything to the contrary in this Amended and Restated Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Eighth shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to such modification or repeal.

NINTH: This Amended and Restated Certificate of Incorporation is effective as of 5:00 p.m. Eastern Time on May 8, 2014.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 8th day of May, 2014.

Flint Besecker, Chief Financial Officer and Secretary